UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2002

Marketplace Income Properties, A North Carolina Limited Partnership

(Exact name of registrant as specified in its charter)

North Carolina	33-1889	56-1493986

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Wachovia Securities, NC0170
301 South College Street, 17th Floor
Charlotte, North Carolina	28288-0170

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 715-7616

Item 2.	Acquisition or Disposition of Assets

Pursuant to an LLC Interest Purchase Agreement, dated October 17, 2002, between Marketplace Income Properties, a North Carolina Limited Partnership (the “Partnership”) and Samco Properties, Inc., an unaffiliated third party (the “Purchaser”), the Partnership agreed to sell all of the member interests (the “LLC Member Interests”) in Marketplace Mall, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Partnership (“Marketplace LLC”). The sole asset of Marketplace LLC is Marketplace Mall, located in Winston-Salem, North Carolina (“Marketplace Mall”). The Partnership agreed to sell all of the LLC Member Interests to the Purchaser in exchange for (a) the release of the Partnership (and its partners, agents, employees and affiliates) from any and all obligations and liabilities arising directly or indirectly out of Marketplace LLC, Marketplace Mall, and any obligations of Marketplace LLC, and (b) the payment by the Purchaser of the Partnership’s transaction costs and any operating cost shortfalls that may occur prior to the closing of the transaction.

Because the LLC Member Interests comprised substantially all of the assets of the Partnership, sale of the LLC Member Interests required the approval of the holders of a majority of the limited partnership interests of the Partnership, which approval was obtained on November 26, 2002, and resulted in the automatic dissolution of the Partnership in accordance with the terms and conditions of the Amended and Restated Agreement of Limited Partnership dated as of February 24, 1986, as amended as of December 31, 1987. No distributions were made to the limited partners of the Partnership.

On December 20, 2002, the transaction was closed. The sale of the LLC Member Interests generated no cash proceeds as the Purchaser assumed all liabilities, which totaled approximately $5,100,000.

For further information regarding the transaction, see the Partnership’s Definitive Proxy Statement dated October 29, 2002, which was filed with the Securities and Exchange Commission on the same day and was supplemented on November 15, 2002, and which is incorporated by reference into this filing.

Item 7.	Financial Statements, Pro Forma Information and Exhibits

(c) Exhibits

Exhibit No.	Description

99.1*	Definitive Proxy Statement of Marketplace Income Properties, a North Carolina Limited Partnership dated October 29, 2002 (filed with the SEC on October 29, 2002).

99.2*	Supplement to the Proxy Statement of Marketplace Income Properties, a North Carolina Limited Partnership dated November 15, 2002 (filed with the SEC on November 15, 2002).

*Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARKETPLACE INCOME PROPERTIES, LIMITED PARTNERSHIP

	By:	ISC Realty Corporation,
General Partner and Principal
Financial Officer of the Registrant

Date March 17 , 2003	By:	/s/ Jeffrey K. Harpel

Jeffrey K. Harpel,
Senior Vice President